Item 77C

Scudder Health Care Fund and Scudder Technology Innovation Fund, each a series of SCUDDER SECURITIES TRUST

The Proxy Statement on Schedule 14A for Scudder Health Care Fund and Scudder Technology Innovation Fund, each a series of Scudder Securities Trust (File No. 811-2021), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 22, 2002.